Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-141898, and 333-142134) and Form S-8 (333-141810) of Dynegy Inc. of our report dated February 27, 2007, except for Notes 4, 14, 16, and 21, as to which the date is May 14, 2007, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Dynegy Inc. (formerly named Dynegy Acquisition Inc.) and Dynegy Illinois Inc. (formerly Dynegy Inc.) dated May 15, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 15, 2007